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                                   Exhibit 7


           OPINION of MATTHEW P. McCAULEY, ESQUIRE, GENERAL COUNSEL
                       of PARAGON LIFE INSURANCE COMPANY


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                                        August 17, 1993



Paragon Life Insurance Company
100 South Brentwood Boulevard
St. Louis, MO 63105

Gentlemen:

This opinion is furnished in connection with the offering of certain group variable life insurance contracts ("Group Contracts") and certain individual variable life insurance contracts ("Individual Contracts") (collectively, "Contracts") under Registration Statement No. _______ filed by Paragon Life Insurance Company ("Paragon") and Separate Account C of Paragon Life Insurance Company (the "Separate Account") under the Securities Act of 1933, as amended (the "Act").

I am the Vice President and General Counsel of Paragon, and in such capacity I am familiar with Paragon's Articles of Incorporation and By-Laws and have reviewed all statements, records, instruments and documents which I have deemed it necessary to examine for the purpose of this opinion. I have examined the form of registration statement to be filed with the Securities and Exchange Commission on Form S-6 in connection with the registration, under the Act, of the Contracts. I have supervised the establishment of the Separate Account on August 1, 1993, by the Board of Directors of Paragon as a Separate Account for assets designed to support the Contracts. I am familiar with the proceedings taken and proposed to be taken in connection with the authorization, issuance and sale of the Contracts. Based upon a review of these documents and such laws that I consider appropriate, I am of the opinion that:

1. Paragon is validly organized and in good standing under the laws of the State of Missouri and a validly existing corporation.

2. The Separate Account is duly created and validly existing as a Separate Account pursuant to the provisions of Section 309 of Chapter 376 of the Revised Statutes of Missouri.

3. Both the Group Contracts and the Individual Contracts to be issued pursuant to the terms of the Registration Statement have been duly authorized and, when issued and delivered as provided therein, will constitute legal, validly issued, and binding obligations of Paragon in accordance with their terms.
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Paragon Life Insurance Company       2       August 17, 1993

4. To the extent so provided in the Contracts, the portion of the assets to be held in the Separate Account equal to the reserves and liabilities under the Contracts will not be chargeable with liabilities arising out of any other business Paragon may conduct.

5. General American Life Insurance Company's resolution dated May 23, 1991 stating that it will ensure that Paragon will have sufficient funds to meet all of its contractual obligations and agreeing that its guaranteed of Paragon's insurance policies will be and remain enforceable by Paragon policyholders against General American Life Insurance Company directly does not constitute a guarantee of the investment experience or cash values of any Contract issued by Paragon.

6. The disclosure in the Registration Statement regarding the resolution described in Item 5 has been prepared or reviewed by me, and is fair, correct, and complete in all material respects.

I hearby consent to the use of this opinion as an exhibit to the Registration Statement.


                                   Respectfully submitted,
                                   /s/ Matthew P. McCauley

                                   Matthew P. McCauley
                                   Vice President and General Counsel